Exhibit 4.35

TRIP.COM GROUP LIMITED

AND

THE BANK OF NEW YORK MELLON,

as Trustee and Collateral Agent

SUPPLEMENTAL INDENTURE

Dated as of December 15, 2020

1.50% Exchangeable Senior Notes due 2027

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 15, 2020 between TRIP.COM GROUP LIMITED, a Cayman Islands exempted company, as issuer (the “Company,” as more fully set forth in Section 1.01 of the Indenture), and THE BANK OF NEW YORK MELLON, a banking corporation organized and existing under the laws of the State of New York with limited liability, as trustee (the “Trustee,” as more fully set forth in Section 1.01 of the Indenture) and as Collateral Agent (as defined and more fully set forth below). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of July 20, 2020 (the “Indenture”), relating to the Company’s 1.50% Exchangeable Senior Notes due 2027 (the “Notes”);

WHEREAS, Section 10.01 (Supplemental Indentures Without Consent of Holders) of the Indenture provides that the Company and the Trustee (at the Company’s expense and direction) may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture for the purpose of securing the Notes without the consent of the Holders of the Notes;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects, including, but not limited to, having The Bank of New York Mellon, as collateral agent, accede to the Indenture, for the purpose of securing the Notes as permitted by Section 10.01 (Supplemental Indentures Without Consent of Holders) of the Indenture; and

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 10.05 (Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee) of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 1.1 Amendment to Section 1.01 (Definitions) of the Indenture. (a) The following definition is hereby added to Section 1.01 (Definitions) of the Indenture in appropriate alphabetical order:

“2020 Share Mortgage” means an equitable mortgage over shares in Huazhu Group Limited dated December 15 2020 by and between the Company, as the mortgagor, and the Collateral Agent, as the mortgagee, together with each Notice on Additional Collateral Shares (as defined therein) executed by the Company from time to time, as each of the foregoing may be supplemented from time to time.

“Collateral Agent” means The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability, as collateral agent, pursuant to this Indenture, until a successor collateral agent shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Collateral Agent” shall mean or include each Person who is then a Collateral Agent hereunder.

“Collateral Agreement” means the collateral agreement dated December 15 2020 between the Company and the Collateral Agent as supplemented from time to time.

“Delivery Procedures Letter” shall have the meaning set forth in the 2020 Share Mortgage.

“Mortgaged Shares” shall have the meaning set forth in the 2020 Share Mortgage.

“Security Interest” means any mortgage, charge, pledge, assignment by way of security, lien, encumbrance, right of set off, or any security interest, howsoever created or arising.

“Secured Parties” means (i) the Collateral Agent, as mortgagee under the 2020 Share Mortgage, (ii) the Trustee on behalf of itself and Holders of the Notes, and (iii) the Holders of the Notes.

(b) The definition of “Agents” in Section 1.01 (Definitions) of the Indenture is hereby amended by deleting such definition in its entirety and replacing such definition with the following:

“Agents” means the Paying Agent, the Transfer Agent, the Note Registrar, the Exchange Agent and the Collateral Agent.

Section 1.2 Amendment to Section 6.02 of the Indenture. The following sentence is hereby added to the end of the first paragraph in Section 6.02 of the Indenture:

The Trustee shall promptly, and in any event by 3:00 p.m. (New York City time) on the next Business Day following any automatic acceleration of or declaration of acceleration by the Trustee or Holders of the Company’s payment obligations related to the principal of, and accrued and unpaid interest on, the Notes in case of an Event of Default, notify the Collateral Agent of such automatic acceleration or declaration of acceleration and provide a copy of any declaration of acceleration to the Collateral Agent.

Section 1.3 Amendment to Section 14.02(b) of the Indenture. The following sentence is hereby added to the end of the first paragraph in Section 14.02(b) of the Indenture:

The Trustee (and if different, the Exchange Agent) shall promptly, and in any event by 3:00 p.m. (New York City time) on the day that any Notice of Exchange is deemed to have been deposited with the Exchange Agent in accordance with this Section 14.02(b), notify the Collateral Agent of such receipt of such Notice of Exchange and provide a copy of such Notice of Exchange to the Collateral Agent.

Section 1.4 Amendment to Section 14.08(a) of the Indenture. The second paragraph of Section 14.08(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

Upon any enforcement by the Collateral Agent in respect of the security interest over the Ordinary Shares pledged to secure the Company’s Exchange Obligations, the Collateral Agent shall sell, on behalf of each relevant exchanging Holder, ADSs representing a number of Ordinary Shares equal to (A) (1) the aggregate principal amount of such Holder’s Notes that such Holder has surrendered for exchange but with respect to which the Company has not satisfied its Exchange Obligations, divided by (2) the aggregate principal amount of Notes then outstanding (including, for the avoidance of doubt, (x) Notes that have been surrendered for exchange but for which the Company has yet to deliver the full amount of consideration due upon exchange and (y) Notes that have matured, have been accelerated or have been surrendered for repurchase by the Company (upon a Fundamental Change or otherwise) but for which the Company has yet to pay the full amount of principal and interest, if any, due at maturity, upon declaration of acceleration or upon repurchase, as the case may be), multiplied by (B) the total number of Ordinary Shares pledged at such time. The Trustee (acting upon the instructions of the relevant Holders) shall notify the Collateral Agent of the number of Ordinary Shares set forth in clause (A) above.

Section 1.5 Amendment to Section 15.01(a) of the Indenture. The following sentence is hereby added to the end of the second to last paragraph in Section 15.01(a) of the Indenture:

The Trustee (and if different, the Transfer Agent) shall promptly, and in any event on the same Business Day that any Repurchase Notice is delivered to the Transfer Agent, notify the Collateral Agent of such receipt of such Repurchase Notice and provide a copy of such Repurchase Notice to the Collateral Agent and shall promptly notify the Collateral Agent of the receipt of any written notice of withdrawal of such Repurchase Notice.

Section 1.6 Amendment to Section 15.02(b) of the Indenture. The following sentence is hereby added to the end of the third to last paragraph in Section 15.02(b) of the Indenture:

The Trustee (and if different, the Transfer Agent) shall promptly, and in any event on the same Business Day that any Fundamental Change Repurchase Notice is delivered to the Transfer Agent, notify the Collateral Agent of such receipt of such Fundamental Change Repurchase Notice and provide a copy of such Fundamental Change Repurchase Notice to the Collateral Agent and shall promptly notify the Collateral Agent of the receipt of any written notice of withdrawal of such Fundamental Change Repurchase Notice.

Section 1.7 Addition of Article 18 (CONCERNING THE COLLATERAL AGENT) to the Indenture. The following sections are hereby added as Article 18 (CONCERNING THE COLLATERAL AGENT) of the Indenture:

Section 18.01. Appointment of Collateral Agent. The Company hereby appoints the Collateral Agent as the collateral agent on behalf of the Trustee and the Holders of the Notes in respect of the 2020 Share Mortgage.

Section 18.02. Collateral Agent’s Rights and Obligations.

(a) The Collateral Agent shall perform only those duties that are specifically set forth in the 2020 Share Mortgage, this Indenture, the Collateral Agreement and the Delivery Procedures Letter and no implied covenants or obligations shall be read into such documents against the Collateral Agent. In acting under the 2020 Share Mortgage, the Collateral Agreement and the Delivery Procedures Letter, the Collateral Agent is acting solely as an agent of the Secured Parties and does not assume any fiduciary duty or other obligation towards or relationship of trust for or with any of the Secured Parties under this Indenture or any other person.

(b) The Collateral Agent acknowledges that the Security Interests as now or hereafter constituted shall be held for the benefit of all the Secured Parties under the 2020 Share Mortgage, and that the Security Interests created pursuant to the 2020 Share Mortgage in respect of the Mortgaged Shares are subject to and qualified and limited in all respects by the 2020 Share Mortgage, the Collateral Agreement and the Delivery Procedures Letter and actions that may be taken thereunder.

(c) The Collateral Agent shall be the representative on behalf of the Trustee and the Holders of the Notes, and shall act upon the written direction of the Trustee (acting on behalf of the Holders of the Notes) with regard to all voting, consent and other rights granted to the Holders of the Notes under the 2020 Share Mortgage. The Collateral Agent shall be entitled to seek direction and clarification from the relevant Secured Parties. The Collateral Agent shall not be liable for any loss or damage to any party for any action it takes or refrains from taking on the instructions of the Secured Parties.

(d) Subject to the terms of the 2020 Share Mortgage, this Indenture, the Collateral Agreement and the Delivery Procedures Letter, the Collateral Agent may take all actions it deems necessary or appropriate in order to (A) enforce any of its rights or any of the rights of the Holders of the Notes (through the Trustee) under the 2020 Share Mortgage, this Indenture, the Collateral Agreement and the Delivery Procedures Letter and (B) receive any and all amounts payable from the mortgage in respect of the obligations of the Company under the 2020 Share Mortgage.

(e) Subject to the terms of the 2020 Share Mortgage, this Indenture, the Collateral Agreement and the Delivery Procedures Letter, the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the mortgage from any acts that may be unlawful or in violation of the 2020 Share Mortgage, this Indenture, the Collateral Agreement or the Delivery Procedures Letter, and such suits and proceedings as the Collateral Agent may in its sole and absolute discretion deem expedient to preserve or protect its interest and the interests of the Holders of the Notes under the 2020 Share Mortgage (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Security Interests created pursuant to the 2020 Share Mortgage or be prejudicial to the interests of the Holders of the Notes, the Collateral Agent or the Trustee). The Collateral Agent is irrevocably authorized by each Holder of the Notes to effect any release of Mortgaged Shares contemplated by Sections 6.02, 14.02, 14.08, 15.01, 15.02, 16.01, 16.02 and 16.03 of this Indenture or by the terms of the Collateral Agreement, the 2020 Share Mortgage and the Delivery Procedures Letter. The Collateral Agent shall not be deemed to have knowledge of any acts that may be unlawful or in violation of the 2020 Share Mortgage, this Indenture, the Collateral Agreement or the Delivery Procedures Letter unless and until it obtains actual knowledge of such unlawful acts or violation through written notification describing the circumstances of such, and identifying the circumstances constituting such unlawful acts or violation.

(f) The Collateral Agent shall not be responsible for the title, ownership, value, existence, sufficiency or adequacy of the Security Interests in respect of the obligations of the Company under this Indenture, the Collateral Agreement and the 2020 Share Mortgage.

(g) The Collateral Agent is authorized to receive and distribute any funds for the benefit of the Holders of the Notes under the 2020 Share Mortgage, this Indenture and the Collateral Agreement, and to make further distributions of such funds to the Holders of the Notes according to the provisions of this Indenture, the Collateral Agreement and the 2020 Share Mortgage.

(h) Upon written request of the Company, in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture, the Collateral Agent shall (without notice to, or vote or consent of, any Holder) take such actions as shall be required to release its security interest in any Mortgaged Shares being disposed in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Indenture, the 2020 Share Mortgage and the Collateral Agreement, and the Collateral Agent shall receive full payment therefor from the Company for any costs and expenses incurred thereby.

(i) Any amendment, supplement or waiver under Sections 10.01 and 10.02 of this Indenture and Clause 15 of the 2020 Share Mortgage that adversely affects the Collateral Agent shall not affect the Collateral Agent’s rights, powers, obligations, duties or immunities, unless the Collateral Agent has consented thereto.

(j) The Collateral Agent shall be entitled to the compensation to be agreed upon in writing with the Company for all services rendered by it under the 2020 Share Mortgage, this Indenture, the Collateral Agreement and the Delivery Procedures Letter, and the Company agrees to promptly pay such compensation and to reimburse the Collateral Agent for its properly incurred out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by it in connection with the services rendered by it under the 2020 Share Mortgage, this Indenture, the Collateral Agreement and the Delivery Procedures Letter.

Section 18.03. Resignation of the Collateral Agent.

(a) The Collateral Agent may resign at any time by sixty (60) Business Days’ prior written notice of resignation to the Trustee and the Company. Upon receiving such notice of resignation, the Company shall by a written instrument appoint the successor Collateral Agent in accordance with this Indenture and the 2020 Share Mortgage.

(b) The Company shall promptly appoint a successor Collateral Agent and give notice of such successor Collateral Agent to the existing Collateral Agent and the Trustee upon receiving the foregoing notice of resignation from the existing Collateral Agent.

(c) If a successor Collateral Agent has not been appointed, or has not accepted such appointment, within sixty (60) Business Days after the Collateral Agent’s written notice of resignation referred to above, the Collateral Agent may (at the expense of the Company) appoint a successor Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor Collateral Agent on behalf of the Company.

(d) Notwithstanding the foregoing, the resignation of the Collateral Agent shall not take effect until a successor Collateral Agent has been appointed and accepted such appointment.

ARTICLE II

ACCESSION TO THE INDENTURE

Section 2.1 Accession to the Indenture. The Bank Of New York Mellon (a) hereby accedes and becomes a party to the Indenture as the “Collateral Agent,” (b) agrees to all the terms and provisions of the Indenture, and (c) acknowledges and agrees that it shall have the rights and obligations specified under the Indenture with respect to the “Collateral Agent,” and shall be subject to and bound by the provisions of the Indenture. Each of the Company and the Collateral Agent acknowledges and agrees that all rights, protections, indemnities, immunities (including any currency indemnity), privileges, disclaimers and limitations of liability applicable to the Collateral Agent specified under the 2020 Share Mortgage, shall apply mutatis mutandis as if set out in full herein. In the event of any inconsistency between the provisions contained herein, the Indenture or the 2020 Share Mortgage in relation to such rights, protections, indemnities (including any currency indemnity), disclaimers and limitations of liability, those provisions which are more beneficial to the Collateral Agent shall prevail.

ARTICLE III

MISCELLANEOUS PROVISIONS

THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together. Except as and to the extent amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. All references in the Indenture or any other agreement, document or instrument delivered in connection with or pursuant to the Indenture shall be deemed to refer to the Indenture as amended by this Supplemental Indenture.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee and the Collateral Agent assume no responsibility for their correctness and content. The Trustee and the Collateral Agent make no representation as to the execution, validity, enforceability or sufficiency of this Supplemental Indenture.

The provisions of this Supplemental Indenture shall be effective upon execution.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRIP.COM GROUP LIMITED

By:	/s/ Cindy Xiaofan Wang
Name: Cindy Xiaofan Wang
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:	/s/ Ka Ying Grace Chow
Name: Ka Ying Grace Chow
Title: Vice President